Exhibit 10.1

3 March 2021

INTEREST FREE PROMISSORY NOTE

FOR VALUE RECEIVED,

the undersigned Anthemis Holdings S.á.r.l., a private limited liability company (société à responsabilité limitée) established and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 15, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg and with the Luxembourg Trade and Companies Register under number B156140, hereby promises to pay to the order of Anthemis Digital Acquisitions I Corp, a company registered in the Cayman Islands with registration number MC-372152, having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”),

the amount of seventy-five thousand United States Dollars (USD 75,000) in immediately available funds at the latest on 5 March 2021 (the “Note”).

No interest will be charged on the amount due, which shall be payable by the Company within 1 year from the date of the Note.

The Note is assignable and might, with the consent of both parties hereto, be converted into shares, share premium or any kind of securities issued by the Company.

The Note shall be governed by the laws of the Grand Duchy of Luxembourg, in particular, the transfer of the Note is subject to Article 1689 et seq. of the Luxembourg Civil Code.

The Courts of the City of Luxembourg have exclusive jurisdiction to settle any dispute arising from or connected with this Note, including, without limitation, a dispute regarding the existence, validity or termination of this Note or the consequences of its nullity.

Anthemis Holdings S.à r.l	/s/ Sean Park	/s/ Amandine Le Floch
Represented by Title	Sean Park Class A Manager	Amandine Le Floch Class B Manager

Anthemis Digital Acquisitions I Corp	/s/ Mei Lim
Represented by Title CFO	Mei Lim